Exhibit 107

Calculation of Filing Fee Tables

Form S-8

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,928,000(2)	$1.32(3)	$2,544,960	0.0001381	$351.46
	Total Offering Amounts:					$2,544,960		$351.46
	Total Fee Offsets:							$ 0.00
	Net Fee Due:							$351.46

Offering Note

1 (1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock of Sportsman’s Warehouse Holdings, Inc. (the “Registrant”) that become issuable under the Registrant’s Second Amended and Restated 2019 Performance Incentive Plan (the “2019 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's common stock, as applicable.

(2) Represents 1,928,000 additional shares of common stock reserved for issuance under the 2019 Plan.

(3) Pursuant to Rule 457(h), the registration fee was computed based upon $1.32, which is the average of the high and low selling prices of the Registrant's common stock as reported on The Nasdaq Stock Market LLC on May 28, 2026, which date is within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources ☑ Not Applicable

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources